UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2023

BYLINE BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-38139	36-3012593
(Commission File Number)	(I.R.S. Employer Identification No.)

180 North LaSalle Street, Suite 300
Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(773) 244-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2023, following the recommendation by its Governance and Nominating Committee, the Board of Directors of each of Byline Bancorp, Inc. (“Byline” or the “Company”) and Byline Bank appointed Pamela C. Stewart, age 66, as a Director of Byline and Byline Bank.

Ms. Stewart’s appointment is pursuant to the terms of the Agreement and Plan of Merger entered into by and among the Company, Butterfield Acquisition Corporation and Inland Bancorp, Inc. (“Inland”) dated as of November 30, 2022, and the other agreements between the parties entered into in connection therewith (collectively, the “Merger Agreement”) regarding the acquisition of Inland by the Company (the “Transaction”). As previously disclosed, in connection with the Transaction, the Company agreed to appoint one person, mutually agreed upon by both Inland and the Company, as a director of the board of directors of each of the Company and Byline Bank to serve a one-year term expiring at the Company’s and the Bank’s annual meeting of stockholders to be held in 2024, and to re-nominate such person as a director for a one-year term at the Company’s and the Bank’s annual meeting of stockholders to be held in 2024; provided that, Inland’s largest shareholder prior to the Transaction, Mr. Daniel L. Goodwin, continues to beneficially own at least five percent (5%) of the outstanding shares of the Company’s common stock during such time.

Ms. Stewart is the Senior Vice President and Director of Asset Management for Inland National Development Company LLC, where she actively manages and provides operational and budgetary analysis and oversight for a diverse set of multi-million-dollar commercial real estate assets. Her professional career encompasses leadership positions in relevant companies, such as Duracell USA, The Pillsbury Company and The Sara Lee Corporation. Ms. Stewart received her Bachelor of Science degree in business administration from Roosevelt University. In addition, she is a licensed real estate managing broker, a member of the International Council of Shopping Centers and the Chicago Association of Realtors.

There are no family relationships between Ms. Stewart and any other director or executive officer of the Company or Byline Bank nor are there any transactions between Ms. Stewart or any member of her immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission. Further, other than pursuant to the terms of the Merger Agreement, there is no arrangement or understanding between Ms. Stewart and any other persons or entities pursuant to which Ms. Stewart was appointed as a director of the Company and Byline Bank.

Upon her appointment to the Boards, Ms. Stewart is generally entitled as a non-employee director to participate in the Byline Bancorp, Inc. Director Compensation Program. As such, for 2023, Ms. Stewart is entitled to receive a prorated portion of the annual director retainer of $100,000 and reimbursement of reasonable and substantiated out-of-pocket expenses incurred in connection with the performance of her duties as director. The Board committees to which Ms. Stewart will be appointed have not yet been determined.

The Company’s press release announcing Ms. Stewart's appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On July 3, 2023, Byline issued a press release announcing the completion of its previously announced merger with Inland, and its wholly owned bank subsidiary, Inland Bank and Trust. As a result of the transaction, effective July 1, 2023, Inland Bank and Trust was merged with and into Byline Bank. The Transaction brings Byline’s total assets to approximately $8.7 billion, based on information as March 31, 2023.

Under the terms of the Merger Agreement, each share of Inland Bancorp’s common stock was converted into the right to receive 0.19 shares of Byline common stock and $0.68 in cash. The value of the total merger consideration at closing was approximately $129.0 million. A copy of the press release relating to the closing of the Transaction is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The information furnished pursuant to this Item 7.01 (including Exhibit 99.1 hereto) is being furnished and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing by Byline under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing. The furnishing of information pursuant to this Item 7.01 will not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely by Regulation FD.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 3, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BYLINE BANCORP, INC.

Date: July 3, 2023	By:	/s/ Robert R. Herencia
	Name:	Roberto R. Herencia
	Title:	Executive Chairman and CEO